Exhibit 10.3.4

FOURTH ADDENDUM TO LEASE AGREEMENT

This Fourth Addendum to Lease Agreement is made this 25th day of May, 2012, by and between Can Company, LLC, a Maryland limited liability company (hereinafter the “Landlord”),  and Millennial Media, Inc., a Delaware corporation (hereinafter the “Tenant”).

Reference is made to the Lease and exhibits thereto dated July 11th, 2008, between Landlord and Tenant, as amended, (hereinafter collectively, the “Lease”) of a certain space having a rental area of approximately 16,057 sq. ft. of office space located on the third floor (plus additional space, per the amendments) and certain additional space on the fourth floor pursuant to the second and third addenda, in the property known as the Signature Building at the Can Company, located at 2400 Boston Street, Baltimore, Maryland.

WHEREAS, Tenant executed the foregoing Lease with the Landlord; and

WHEREAS, the parties desire to add additional space to be part of the “Premises” of the Lease, and to otherwise modify certain terms of the Lease; and

WHEREAS, the parties desire to memorialize the terms of the Lease modification in writing and this Addendum is being executed in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties do hereby agree as follows:

1.                                      That the definition of “Premises” is hereby modified, and the following shall be added to the current definition of same, just after the words “Exhibit B”, and before the word “provided”:

(i)                                     and also means that certain space having a rentable area of 940 square feet of rental space in Suite 404 on the 4th floor and located in the Signature Building at The Can Company, as more particularly depicted on Exhibit B -4;

2.                                      That the Term for the Premises being added under section 1 shall commence on June 1st, 2012 and shall terminate on September 30th, 2013.

3.  A.  Section 4.1 (a) of the Lease shall be modified by adding the following table to be applicable only for the portion of the Premises being added hereunder as depicted on Exhibit B-4, and therefore, Base Rent for such Premises being added hereunder shall be as follows:

Lease Years	Rent PSF	Annual Rent	Monthly Rent
6/1/12 – 9/30/12	$21.86	$20,548.40	$1,712.37
10/1/12 – 9/30/13	$22.52	$21,168.80	$1,764.07

B.  Tenant shall pay unto Landlord, at the start of the Term for each of the respective Premises being added hereunder, a sum equal to one (1) months Rent to be held by Landlord for the faithful performance of Tenant’s obligations under this Lease.

4.                                      Landlord shall include, as part of the Base Rent set forth in paragraph 3 above, one (1) parking space leased by Tenant.  All other terms of section 4.1 of the Lease shall be applicable to the Premises being added hereunder.

5.                                      That the following is hereby added to the end of section 4.3.2, and is applicable only to the Premises being added hereunder, and this language shall control the Premises being added hereunder, rather than the existing language in section 4.3.2:

Tenant shall pay its proportionate share of increases in Operating Expenses and Real Estate Taxes over the Base Year.  The Base Year for Operating Expenses shall be 2009, grossed up to reflect a 95% occupied Building.  The Base Year for Real Estate Taxes shall be tax year 2009 — 2010.

6.                                      That the following section 8(b) shall replace the existing section 8(b) of the Lease, but only as to the Premises being added hereunder, and this language shall control the Premises being added hereunder, rather than the existing language in section 8(b):

(b)  Tenant shall be responsible for all electricity to the Premises, including lights, outlets, VAV boxes, and Tenant’s proportionate share of the air handling units on the floor, and after-hours HVAC service to the Premises.  Tenant shall pay for electric current supplied to or used in the Premises.  Landlord may calculate Tenant’s electric consumption, and calculate the amount due therefore, in any commercially reasonable manner, both parties acknowledging that there is not a separate electric meter for the Premises, nor can same be sub-metered.  Landlord shall not be liable for damages arising as a result of service interruptions caused by any electric service provider.

7.                                      The Premises being added hereunder are being delivered to the Tenant “where is, as is”.  In addition, Tenant may make improvements to the Premises, but only after submitting plans of same to Landlord, and obtaining Landlord’s prior written approval.  Landlord and Tenant must both agree to any such improvements, and both parties shall utilize commercial reasonableness and good-faith in seeking approval of any such plans.

8.                                      The parties hereto hereby acknowledge and agree that, in connection with the leasing of the Premises being added hereunder, Tenant has used the services of David Fields of CBRE.  Any and all commissions due such brokers shall be paid in accordance with the terms and conditions set forth in a separate written agreement or agreements between the Landlord and such broker.  Subject to the foregoing, each party hereto hereby represents and warrants to the other that, in connection with such leasing, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof.  Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation

9.                                      That all terms used in this Addendum to Lease Agreement shall have the meanings given unto them in the afore-referenced Lease.

10.                               This Addendum to Lease Agreement is effective as of the date set forth above.

11.                               Waiver of Jury Trial.  Landlord and Tenant, (collectively, the “Parties”) hereby waive trial by jury in any action or proceeding to which they or any of them may be a party arising out of or in any way related to this Addendum to Lease Agreement.  It is understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings.  This waiver is knowingly, willingly, and voluntarily made by the Parties, and each party represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in anyway modify or nullify its effect.  The Parties acknowledge and agree that this provision is a specific and material aspect of this Addendum.  The Parties each represent that it has been represented in the signing of this Addendum to Lease Agreement and in the making of this waiver by independent legal counsel, and that it has had an opportunity to discuss this waiver with counsel.

12.                               Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Lease shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have placed their hands and seals hereto the day and year first above written.

WITNESS or ATTEST:			LANDLORD:

THE CAN COMPANY, LLC
	By:	Canton Court, L.L.C., it’s managing member

	By:	Hudson Street Real Estate Development, LLP,
Its managing member

	By:	Luzerne Ave. LLC, its managing partner

/s/ [ILLEGIBLE]	By	/s/ J. Martin Lastner	(Seal)
Name: J. Martin Lastner
Title: Authorized agent

TENANT
MILLENNIAL MEDIA, INC.

		By:	/s/ Andrew Jeanneret	(SEAL)
Name: Andrew Jeanneret
Title: SVP Accounting